Exhibit 8.1

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of February 23, 2018 by and between Provident Trust Group, LLC (“Provident” or “Escrow Agent”), and Building Bits Properties I, LLC (“Issuer”) (collectively, the “Parties”) for Issuer’s offer known as [Building Bits Properties I.

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering materials, securities pursuant to either a) Rule 506 promulgated by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); b) Regulation A+ promulgated by the SEC as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (“JOBS Act”); or c) another federal or state exemption from registration, either directly (“issuer-direct”) and/or through one or more registered broker-dealers as a selling group (“Syndicate”);

WHEREAS, Building Bits Properties I intends to undertake multiple offerings of various classes of its securities, each with a separate minimum offering amount (each a “Minimum Offering”) and maximum offering amount (each a “Maximum Offering”), as established in the Form 1-A offering statement of Building Bits Properties I, the aggregate Maximum Offering amount not exceeding $50,000,000 in any given twelve month period;

WHEREAS, Provident is an independent, directed, non-discretionary trust company chartered and regulated by the Nevada Financial Institutions Division and desires to serve as escrow agent for the Offering; and,

WHEREAS, Issuer desires to establish an Escrow Account (as defined below) in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Parties hereto hereby agree as follows:

1.	Establishment of Escrow Account. Beginning at commencement of the Offering, Escrow Agent shall maintain funds (“Escrow Funds”) in a segregated bank account in the name of the Escrow Agent and established for the benefit of Subscribers entitled “Provident Trust Group, LLC as Escrow Agent for Building Bits Properties I” (the “Escrow Account”). All parties agree to maintain the Escrow Account and Escrow Funds in a manner that is compliant with all applicable banking and securities laws and rules. Escrow Agent agrees to hold the funds for the benefit of the Subscribers and the Issuer and to promptly transmit or return the funds to the persons entitled to such funds in accordance with the terms of this Agreement.

2.	Escrow Period. Issuer shall notify Escrow Agent with the date of the commencement of the Offering (the “Effective Date”). The escrow period shall begin on the Effective Date and shall terminate in whole or in part upon the earlier to occur of the following (“Escrow Period”):

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A.	The date upon which the Minimum Offering required to be sold for each class of securities are sold in bona fide transactions that are fully paid for, which is defined to occur when Escrow Agent has received gross proceeds of at least Minimum Offering that have cleared in the Escrow Account and the issuer has triggered a partial or full closing on those funds. Even after a partial close, of for continuous offerings, Escrow shall remain open to perform investor AML, to clear investor funds, and to perform other tasks prior to Issuer selling securities to any investor; or

B.	12 months from the SEC qualification date if the Minimum has not been reached; or,

C.	The date upon which a determination is made by Issuer to terminate the Offering prior to closing.

During the Escrow Period, the Parties agree that (i) Escrow Account and Escrow Funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the contingency has been satisfied by the sale of the Minimum Offering to such investors in bona fide transactions that are fully paid for, in accordance with Title IV of JOBS Act and Regulation A under the Securities Act, and as specified in the offering documents. Even after a sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Offering permitted by the Form 1-A Offering Statement. Issuer represents that no funds have yet been raised for Building Bits Properties I and that all funds to be raised for Building Bits Properties I will be deposited in the Escrow Account established by Escrow Agent.

3.	Deposits into the Escrow Account. All Subscribers will be directed by Issuer to authorize the transmission of their funds to Escrow Agent that has agreed to hold the funds for the benefit of investors and Issuer. All Subscriber funds will be transferred by Escrow Agent’s initiating ACH debits from Subscribers’ bank accounts for deposit into the Escrow Account with such debits being initiated no later than the next business day after receiving Subscriber payment information from the Issuer. Escrow Agent shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and that have cleared the banking system are hereinafter referred to as the “Escrow Amount.” Issuer shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder. Issuer shall assist Escrow Agent with clearing any and all AML and ACH exceptions.

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Funds Hold – clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

Wires – 48 hours after receipt of funds

Checks – 10 days after deposit

ACH – As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection Escrow Agent will agree to release, starting 10 calendar days but no later than 15 calendar days after receipt and so long as the offering minimum has been reached, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Escrow Agent any funds recalled pursuant to Federal regulations.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall inform Issuer of any such return or rejection via email notifications.

4.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive the Minimum and instructions from Issuer to release funds from the Escrow Account on or prior to the termination of the Escrow Period, Escrow Agent shall terminate escrow and make a full and prompt return of funds in the Escrow Account so that refunds are made to each Subscriber via wire or check in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber.

In the event Escrow Agent receives cleared funds for at least the Minimum prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer, Escrow Agent shall, pursuant to those instructions, pay such Escrow Amount for all accepted subscriptions pursuant to the instructions of Issuer, but subject to Escrow Agent’s rights concerning Return Period funds (defined as the time period the Subscriber has to seek a return of funds, or to seek to avoid liability for the funds by claiming the transaction was unauthorized) (“First Closing”). After the First Closing, with respect to any additional collected funds received from Subscribers and held by Escrow Agent prior to the termination date, Escrow Agent shall, upon receipt of written instructions from Issuer, including identifying additional participating Subscribers and the corresponding Escrow Amount, pay such Escrow Amount specified in the written instructions, but subject to Escrow Agent’s rights concerning Return Period funds (discussed above).

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Issuer acknowledges that there is at least a 24 hour (one business day) processing time once a request has been received to break Escrow or otherwise move funds. This is to accommodate the time needed to compare the request to the offering documents and to prepare funds for disbursement. Issuer’s instructions to Escrow Agent shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Escrow Account for any fees and expenses related to the Offering (as set forth in this Agreement) from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds as directed by Issuer directly to the appropriate parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer’s instructions to brokers and other Parties, and does not include interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above. Escrow Agent may rely solely upon any account numbers or similar identifying data provided by the Issuer or Subscribers to identify (a) a beneficiary, (b) a beneficiary’s bank, or (c) an intermediary bank. Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number or data.

5.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow Account Statement prepared by Escrow Agent. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned, or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return, or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

6.	Escrow Account Balances. Funds may be invested and reinvested by Escrow Agent in a financial institution of its choice. No interest shall be paid to Issuer or Subscribers on the balances in the Escrow Account; the interest earned shall be for the sole benefit of Escrow Agent.

7.	Escrow Administration Fees, Compensation to Escrow Agent. Issuer will pay the Escrow Administration Fees to Escrow Agent. All fees and charges must be made via either ACH or credit card payment in accordance with the information on file with Escrow Agent; or, in certain instances, deducted from funds due to Issuer at any close of escrow. At no time will any Subscriber be charged fees. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or Escrow Agent shall be paid out of or chargeable to the Subscriber funds on deposit in the Escrow Account prior to closing. Issuer agrees without exception that it is liable to Escrow Agent to pay and agrees to pay Escrow Agent, even under circumstances where Issuer has entered an agreement that said fees are to be paid by another party. All fees are charged immediately upon receipt of this Agreement, and are not contingent in any way on the success or failure of the Offering. Furthermore, Escrow Agent is exclusively entitled to retain as part of its compensation any and all investment interest, gains, and other income earned pursuant to item 6 above.

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Fees on this offering are set forth in Exhibit A.

8.	Issuer Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

A.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

B.	This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

C.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

D.	The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

E.	No party other than the Parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

F.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

G.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations. Escrow Agent shall be entitled to rely on representations and certifications provided by the Issuer and shall have no duty or responsibility for determining whether this Agreement or Offering conform to the requirements of applicable Federal or state securities laws, including but not limited to the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.

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All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

9.	Escrow Agent Representations and Warranties. The Escrow Agent covenants and makes the following representations and warranties to the Issuer:

A.	It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and is in good standing with the Nevada Financial Institutions Division.
B.	Escrow Agent meets the definition of a “bank” under Section 3(a)(6) of the Securities Exchange Act of 1934 (the “Exchange Act”).
C.	The procedures for receiving funds from investors, and disbursing those funds will be done in compliance with Rule 15c2-4(b) of the Exchange Act.

All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any receipt and disbursement of Escrow Funds.

10.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

A.	As set forth in Section 2.

B.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (60) days’ written notice.

C.	Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent. Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall continue to perform all of its duties hereunder.

Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, items 3, 4, 5, 9, 10, 11, 12, 13, 14, 15, and 16 of this Agreement. Escrow Agent shall be compensated for the services rendered as of the date of the termination or removal.

11.	Binding Arbitration, Applicable Law, Venue, and Attorney’s Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada, as applicable, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in the city of Las Vegas, Nevada. The parties consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs.

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12.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions of Issuer or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and exclusive remedy in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer.

13.	Liability. Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by such party, except in the case of willful misconduct or gross negligence. Escrow Agent shall not have responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof. Any liability arising under this Agreement shall be several and not joint.

14.	Indemnity. Issuer and Escrow Agent agree to defend, indemnify and hold each other, including their affiliates, directors, employees, service providers, officers, agents, partners and third-party service providers (collectively, the “Indemnified Parties”) harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Indemnified Parties. This indemnity shall also include, but is not limited to, all expenses incurred in conjunction with any interpleader that either party may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to either party. This defense and indemnification obligation will survive termination of this Agreement. Each party reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and each party agrees to fully cooperate with the other party in the defense of any such claim, action, settlement, or compromise negotiations.

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15.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

16.	Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and with an appropriate notice which will be conveyed as soon as practical but no later than 3 business days from the date of any changes, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all Parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email.

17.	Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

18.	Language. It is expressly agreed that it is the will of all parties, including Escrow Agent and Issuer that this Agreement and all related pages, forms, emails, alerts and other communications have been drawn up and/or presented in English.

19.	Issuer Information and Authorized Signors. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. This information will be verified to ensure the identity of all persons opening an account. In certain instances, Escrow Agent is required to collect documents to fulfil its legal obligations. Issuer agrees to provide the required documents and understands that the documents provided in connection herewith will be used solely to establish and verify identity, and Escrow Agent shall have no obligation with respect to the terms of any such document.

Issuer Information:

Primary Phone

[503-546-4049]

Issuer Alternate Phone Number

[503-549-8990]

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Authorized Signor(s):

Alexander Aginsky

Andrei Zverev

20.	Notices. Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by post or fax, or by e-mail or other electronic communication.

Such communications shall be addressed as follows:

To Escrow Agent:

Provident Trust Group, LLC

Attn:	Escrow Department

8880 W. Sunset Rd., Suite 250

Las Vegas, NV 89148

Escrow@trustprovident.com

To Issuer:

BuildingBits Properties I, LLC.

Attn: Alexander Aginsky

425 NW 10th Ave., Suite 306

Portland, OR 97209

a.aginsky@buildingbits.com

Any party may change their notice or email address and/or facsimile number by giving notice thereof in accordance with this paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

21.	Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the Parties hereto.

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(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

(SIGNATURE PAGE TO FOLLOW)

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Your Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically, including its copy of this signed Agreement as well as ongoing disclosures, communications, and notices.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ISSUER: [BuildingBits Properties I, LLC]
By: <esign>
Name:
Its:
Date:

ESCROW AGENT: Provident Trust Group, LLC
By: <esign>
Name: Theresa Fette
Its: CEO
Date:

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EXHIBIT A

Fees and Costs

Escrow fees to be paid via ACH or credit card on file.

Escrow Agent’s Administrative Fees shall be calculated on the following schedule.

Fee Description:	Cost:
Escrow Account Set-Up	$495.00 (One-Time)
Escrow Account Maintenance	$95.00 per month
Mail Fees
Priority Mail	$15.00
Overnight Mail	$35.00
Transaction Fees
ACH Transfer – In (Subscriber Debit)	No Charge
ACH Transfer - Out	$25.00
Domestic Wire Transfer - Out	$25.00
International Wire Transfer - Out	$40.00
Internal Escrow Transfer	$100.00
Returned / Rejected Processing Fee (ACH, Credit Card, Wire)	$25.00
Miscellaneous Administrative Services[1]	$100/hour
Late Fee[2]	$100.00

1 As part of its fees for services rendered to an account, Provident Trust Group may receive and retain interest and other income generated, including amounts paid to it by third-party financial institutions, upon depositing Un-Invested Cash Funds or placing deposits upon a client’s direction.

[2] For failure to pay Account Fees by provided deadline.

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A.	Set-Up and Annual Fees. Investor shall be subject to Escrow Agent’s fee schedule currently in effect for custodial services provided. As of the date of this Agreement, Escrow Agent’s annual fee per account is as follows:

Account Type:	Set-Up Fee:	Annual Fee:
Custodial (Qualified)	$50.00	$250.00
Custodial (Non-Qualified)	$50.00	$100.00
Traditional	$50.00	$250.00
Roth	$50.00	$250.00
SEP	$50.00	$250.00
Solo K	$150.00	$495.00

B.	Investor Responsibilities. Investor in fund shall be subject to all Escrow Agent’s policies such as $500.00 minimum balance, five (5) day seasoning on checks including premium payments, and other policies contemplated in Escrow Agent’s account disclosures.

C.	Invoice. Escrow Agent shall provide a monthly invoice to Issuer on the 5th business day of the month following service. Upon presentation of the monthly invoice, Escrow Agent will collect funds from the designated Escrow Account on the 15th day of the month following service. If there are insufficient funds, Issuer shall remit payment no later than the 20th day of the month following service.

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